April 02, 2003



Smith Barney
125 Broad Street
New York, NY  10004

                              RE:  Smith Barney Global Media
                              and Telecommuniciations Fund


                   CERTIFICATE OF TABULATION


This is to certify that Management Information Services, an ADP Company, received a record date tape as of February 3, 2003 containing 903,873.681 shares of Smith Barney Global Media and Telecommuniciations Fund, issued and outstanding and entitled to vote at the Special Meeting of Shareholders to be held on April 02, 2003 if represented.

Management Information Services has tabulated proxies totaling
521,257.701 shares, which is 57.669 % of the shares on the record date tape. A summary of voted shares, by proposal, is attached.

Management Information Services does not guarantee the genuineness of the signature(s) of any shareholder or assume any responsibility for the legality of any voted proxy.

                              Sincerely,

                              MANAGEMENT INFORMATION SERVICES





                              Matthew J. Morgan
                              Project Manager